TherapeuticsMD 10-K

Exhibit 23.1

Consent of Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-1 No. 333-185156) pertaining to the resale of up to 3,953,489 shares of common stock of TherapeuticsMD, Inc., by certain stockholders; and

2)	Registration Statement (Form S-3 No. 333-186189) pertaining to the 2013 shelf registration of TherapeuticsMD, Inc. and the related Prospectus;

of our reports dated March 11, 2013, with respect to the consolidated financial statements of TherapeuticsMD, Inc. and the effectiveness of internal control over financial reporting of TherapeuticsMD, Inc. included in this Annual Report (Form 10-K) of TherapeuticsMD, Inc. for the year ended December 31, 2012.

/s/ Rosenberg Rich Baker Berman & Company

Somerset, NJ

March 12, 2013